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                                   EXHIBIT 11

                      CAMBREX CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                                 (in thousands)

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
                                                            Three months ended
                                                                   March 31,
                                                            ------------------
                                                             1995        1994
                                                             ----        ----
Income applicable to common shares:

   Primary earnings  . . . . . . . . . . . . . .            $4,394      $2,128
                                                            ======      ======

   Fully diluted earnings  . . . . . . . . . . .            $4,394      $2,128
                                                            ======      ======


Weighted average number of common
   shares and common share equivalents
   outstanding during the period:

       Common Stock . . . . . . . . . . . . . . .            5,416       5,208
       Stock Options  . . . . . . . . . . . . . .              376         430
                                                            ------      ------
   Shares outstanding - primary  . . . . . . . .             5,792       5,638


       Additional stock options . . . . . . . .                 47           -
                                                            ------      ------

   Shares outstanding - fully diluted  . . . . .             5,839       5,638
                                                            ======      ======
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